KIRKLAND’S INC. THIRD QUARTER 2014 CONFERENCE CALL

Moderator: Robert Alderson
November 20, 2014
10:00 am CT

Operator:
Ladies and gentlemen, thank you for standing by and welcome to Kirkland’s Incorporated
Third Quarter 2014 Conference Call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. At that time if you have a question please press the 1 followed by the 4 on your telephone. If at any time during the conference you need to reach an operator please press star 0.

As a reminder, this conference is being recorded, Thursday, November 20, 2014.
I will turn the conference over to Mr. Jeff Black from SCR Partners. Please go ahead sir.
Jeff Black:
Good morning and welcome to the Kirkland’s Inc. conference call to review the company’s results for the third quarter of fiscal 2014. On the call this morning are Robert
Alderson, Chief Executive Officer; Mike Madden, President and Chief Operating Officer
and Adam Holland, Vice President of Finance and Chief Accounting Officer.

The results, as well as the notice of the accessibility of this conference call in a listen-only basis over the Internet were released earlier this morning in a press release that has been covered by the financial media.

Except for historical information discussed during this conference call, the statements made by company management are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements involve known and unknown risks and uncertainties. These may cause Kirkland’s actual results in future periods to differ materially from forecasted results. The risks and uncertainties are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the company’s Annual Report on
Form 10-K filed April 17, 2014.

With that, I’ll turn the call over to Robert for an introduction. Robert.
Robert Alderson:
Thanks Jeff, and thanks everyone for joining us today. We are very pleased to announce that Kirkland’s has again delivered quarterly comp sales and earnings above expectations. I am equally pleased that our very early pre-Black Friday Q4 results in
November are consistent with such trends.

As always the compressed and unusually — and usually highly eventful 6 to 7-week period from Thanksgiving weekend through the first two weeks of January will largely determine the success of the Holiday season and our fourth quarter.

Our business continues to perform consistently both in-stores and online. Customers continue to respond nicely to our high value current style offerings and home and wall decor, gift and seasonal product.

As Adam will describe in some detail momentarily, comparable product margin conversion, items per transaction and transaction trends continue to be favorable and in line with our positive direction in recent quarters.

Traffic improved slightly versus the prior year consistent with our 2014 results, which is a positive trend in this retail environment which encourages business to flow to developing online channels.

Mike will discuss the company’s current situation in some detail on our viewpoint on the California Port of Entry of situation in his remarks. However I will say that our long experience with importing large amounts of product where timing of receipt is important as well as constant monitoring of the labor situation at the port, led us to several actions to lessen the sales impact and any slowdown in delivery especially in a very important sales run-up to Christmas.

Thus while hopeful that the situation will resolve in the short run, we are as well prepared as we can be under the circumstances for both the fourth quarter and the first quarter of 2015.

Our transition in leadership continues to run smoothly as we seek to fill additional leadership roles in our organization deemed necessary to support our proposed growth rate in stores and online sales.

All in all we are at a moment of significant excitement about the state of our company and its opportunity for growth in what finally seems to be an improving economy.
For just a little help and better timing from Mother Nature during the next several weeks, we should see a strong quarterly end to a very good year and continuation of the company’s positive momentum.
Thanks, and I will turn it over to Adam to provide some color on our financial results.
Adam Holland:
Thanks Roberts. Good morning everyone. For the third quarter net sales were $117.2 million, a 10.4% increase versus the prior year quarter. Comparable store sales including e-commerce sales increased 6.3%. Comparable brick-and-mortar sales were up
4.8%.

E-commerce revenue was $7 million for the quarter, a 38% increase over the prior year quarter. At the store level, the comp sales gain was driven by a 4.5% increase in transactions coupled with a slight increase in the average ticket.

The increase in transactions resulted from a 4% lift in the conversion rate combined with a slight increase in traffic. The increase in the average ticket was the result of an increase in items per transaction partially offset by a decrease in the average retail price.

From a geographic standpoint, sales were generally positive across most of the country.
We opened 10 new stores and closed one store during the third quarter bringing us to
337 stores at quarter’s end.

At the end of the quarter we had 2.54 million square feet under lease, a 6% increase from the prior year. Average store size was up 2% at 7,538 square feet.

Gross profit margin for the third quarter increased 30 basis points to 39.0%, which is the highest Q3 gross profit margin we have had since fiscal 2009. The first component of gross profit margin, merchandise margin, increased 100 basis points to 56.3%. The increase was primarily due to a year-over-year reduction in markdowns and promotional activity. As expected inbound freight cost had little impact on merchandise margin during the quarter.

Store occupancy costs were flat as a percentage of sales versus the prior year. And outbound freight costs were up 48 basis points as a percentage of sales, primarily due to an increase in the e-commerce business. We also experienced higher cost related to distribution center, store to truck routes compared to last year.

Central distribution costs were up 26 basis points as a percentage of sales, reflecting an increase in labor costs associated with the expanding e-commerce business.

Operating expenses for the quarter were $39.1 million or 33.4% of sales as compared to
$35.4 million or 33.3% of sales in the prior year quarter. Store related expenses provided declines in expenses as a percentage of sales particularly store payroll which declined 53 basis points as a percentage of sales versus the prior year.

Marketing expenses, including e-commerce marketing, increased by approximately $250,000 and were flat as a percentage of sales for the third quarter. Operating expenses associated with e-commerce also increased approximately $250,000 versus the prior year quarter.

Corporate overhead increased as a percentage of sales driven by higher professional fees related to our supply chain as well as cost associated with our corporate headquarters’ office relocation. As expected, one-time rent and moving related expenses during the third quarter amounted to approximately $360,000.

Depreciation and amortization increased 17 basis points as a percentage of sales reflecting the increase in capital expenditures in recent fiscal years and implementation of major technology upgrades.
Income tax expense was $710,000 or 36% of pretax income versus expense of $674,000 or 40.1% of pretax income recorded in the prior year quarter.
Turning to the balance sheet and the cash flow statement, at the end of this quarter, we had $56.6 million in cash on hand as compared to $54.6 million at the end of the prior year period.

Inventories were $77.5 million reflecting an increase in total inventory of 12.5% over the prior year quarter. The increase primarily relates to store growth and as well as the increase in the e-commerce business. Per retail store inventories were up 7% and 4%
on a per-square foot basis.

At quarter end we had no long-term debt and no borrowings were outstanding under our revolving line of credit.

Capital expenditures were $24.1 million year-to-date, due primarily to an increase in new store openings, 23 this year versus 16 last year, as well the launch of our multi-channel order management system which occurred during Q3.

As part of our share repurchase plan, we repurchased 159,000 shares of common stock during Q3 for a total purchase price of approximately $2.7 million or an average share price of $16.95.
Year-to-date through the end of the third quarter, we have purchased a total of 227,000 shares of common stock for a purchase price of approximately $3.9 million or an average share price of $17.32.

The final item I will cover before turning the call over to Mike, is to provide our guidance for the fourth quarter and the full fiscal year. For the fourth quarter, we expect to open 11 stores and close four stores bringing us to 34 new store openings and
14 closings. This net store activity equates to unit growth of approximately 6% and square-footage growth of approximately 7%.

We expect total sales to be in the range of $172 million to $175 million, reflecting a comparable store sales increase of 5% to 6%. This compares with sales of $156.1 million and flat comparable store sales in the prior quarter. Total sales for the full year would range between $501 million and $504 million, and indicate a positive 4.5% to 5.5%
comparable store sales increase.

We expect fourth quarter gross profit margin to increase slightly over the prior year quarter reflecting a slight increase in merchandise margin. Higher inbound container cost and container delay is related to the West Coast port congestion may provide some headwinds to our sales and merchandise margin during the fourth quarter.

We are also cycling against a favorable shrink adjustment related to our distribution center last year, which based on current projection we estimate to have an effect of approximately 20 basis points quarter over quarter.

Operating expenses for the fourth quarter are expected to increase 9% to 12% in total dollars compared to the prior year quarter. And as a percentage of sales, these expenses are expected to be flat to slightly down.

The majority of the dollar increase reflects an increase in the number of stores operating during the period. We expect marketing expenses to decrease in total dollars and as a percentage of sales during the fourth quarter.

We are cycling against a favorable workers’ compensation reserve adjustment last year which based on the current projections we estimate to have an effect of approximately
70 basis points quarter over quarter.

Based on these assumptions, we expect our full year operating margin to be slightly up.
We expect to report earnings of 77 cents to 84 cents per share in the fourth quarter which would result in earnings of 90 cents to 97 cents for the full fiscal year.

Our 39% tax rate assumption reflects the lack of certain job tax credits such as the work opportunity tax credit that have yet to be renewed by Congress. Should Congress address the renewal of these credits before the end of fiscal 2014, we will record a credit to the tax rate in the fourth quarter.

From a cash flow standpoint, we expect to generate positive cash flow in 2014, excluding share repurchase activity. And we do not anticipate any usage of our line of credit during the year and expect capital expenditures to range between $31 million and
$33 million in 2014 before landlord construction allowances for new stores.

As mentioned last quarter, these CapEx assumptions reflect the increase in store openings, the office relocation, multi-channel and information technology projects, and distribution center enhancements.

We currently estimate that approximately $14 million to $16 million of the total CapEx will relate to new store construction, $9 million to $10 million will relate to multi-channel capabilities and our information technology, with the remaining of our capital expenditures relating to office relocation, store maintenance, and distribution center items.

Thank you and I’ll now turn the call over to Mike.
Mike Madden:
Thanks, Adam. We are extremely pleased with our third quarter performance finishing above our expectations for sales and earnings. Our comparable sales increase of 6.3%
was on top of a 4.9% performance in the prior-year quarter and it was driven by a continuation of positive traffic, conversion and merchandise margin trends.

These metrics underscore that our merchandise assortment and our in-store execution are improving as we start the cycle against better performance. Additionally our e-commerce business accelerated to a 38% growth rate during the third quarter and now accounts for about 6% of total revenue.

During the third quarter each of our major product divisions, wall decor, home decor, seasonal and gift, recorded comp increases led by home decor and seasonal. Within home decor we saw particular strength in our textiles, fragrance and housewares categories.

In seasonal, our decision to increase the buy for harvest and Halloween decor was beneficial resulting in a 28% comp increase for our fall offerings which carried healthy product margins.
Our merchandise margin was up 100 basis points over the prior year reflecting the performance of the seasonal assortment and a slightly lower overall markdown rate as compared to the prior year.

On the real estate side, we continue to press forward to complete our new store activity for the year. We opened 10 new stores during the third quarter and closed a one store. We continue to see strong performance out of our 2014 class of new stores.
Early run rates for this class are performing nicely to our internal plans.

During the quarter we also finished two major projects that will provide significant long-term benefits for the company. First we completed go live on our order management system. This will support our feature multi-channel initiatives by providing a flexible foundation for handling orders, directing omni-channel traffic and servicing customers.

Second, we completed the move to our new corporate headquarters’ building in Brentwood,
Tennessee, which was accomplished smoothly in two phases. The building lease provides for a 10-year term and ample room for growth. With this important upgrade behind us, we can further sharpen our focus on execution and building our team to deliver our growth plans for the business.

While we are early in the fourth quarter and prior to the peak of the shopping season, we continue to see positive comp sales driven by strong conversion trends and increases in e-commerce revenue.

We began the quarter with inventory levels slightly higher on a per store and per square foot basis as compared to the prior year. We successfully cleared our fall seasonal product so our inventories are clean and current. This slight increase in inventory supports our stronger sales trend and it also buffers us to some degree against the slowdowns at the major California ports of entry.

For example our major promotional product for Black Friday weekend as well as our
Christmas seasonal merchandise has already been delivered to our distribution center and will arrive in stores on time.

Post Christmas, the situation is not as transparent, but thus far we have been able to manage the situation effectively and we will continue to monitor the situation at ports.

The macro-environment heading into the heart of the shopping season feels much like last year an improving economy but still a somewhat reluctant shopper. On balance with stronger economic growth, lower energy prices and slightly better job market, this holiday season has more going in its favor. However, we expect the highly promotional environment will be the norm as retailers prompt still-cautious customers to open their wallets.

We expect to deliver slightly higher year-over-year merchandise margins against last year’s improvement in Q4. Given our promotional calendar and our potential for some increases in container rates due to the port situation, we expect the year-over-year increase to be less than what we achieved in Q3.

We revised our 2014 real estate expectations a bit in the last call to reflect 35 openings and 15 closings. Today we tightened that up to 34 openings and 14 closings still reflecting a 20-store gain year-over-year. We still expect to have all but four of these stores open by Thanksgiving and with those — the rest of those occurring after the holidays in January. The small shift from last quarter’s guidance had little to no impact on our sales or earnings expectations before.

Looking forward in real estate, we have added resources to our team including a new vice president. We believe we can achieve 10% square footage growth with more predictability and efficiency.

Now that our lengthy transition out of the enclosed regional mall and into off-mall real estate is virtually complete, we expect fewer closings and relocations and more focus on new markets and in-fill opportunities in unsaturated markets.

We expect the e-commerce business to continue along the same 30% to 35% pace of year-over-year growth during Q4. This growth is being driven primarily from increases in site traffic as our digital marketing and search engine optimization initiatives are maturing.

Our average order value had declined somewhat this year as we’ve nearly doubled our SKU offering online, naturally adding items with a lower unit retail and responding to our customers’ desire for better linkage between site and store.

This shift in the business has put some added pressure on our supply chain in the form of higher labor, packaging and shipping cost that Adam mentioned. We are addressing these challenges by evaluating our order level profitability, adjusting shipping methods based on SKU behavior, and reviewing our longer term supply chain requirements.

After the holidays and into the early part of next year, we will begin to leverage our order management system by introducing supplier direct fulfillment and in-store fulfillment.

Our marketing activities have been an important component of encouraging repeat visits by our loyal customers, as well as reaching new customers in different ways. Our loyalty program which was launched late last year is now up to over 3 million customers representing nearly two-thirds of Q3’s business.

We continue to focus on segmenting the loyalty database and harnessing the data to communicate to our customers in a more tailored, more effective fashion.
On the external side, we remain active in 25 markets representing 140 stores, using a variety of co-op shared mail and solo inserts. We continue to see a traffic and sales lift from these markets.
As we previously discussed, we built-up our marketing budget quickly from a very low level to a working base level that is still below many of our competitors.

We plan to hold marketing expenses steady at least as a percentage of sales as we measure our level of success on specific initiatives and gain more comfort with the creative message that we are developing.

As we near yearend, we are very excited about our position. Over the last four years, we have been working hard to establish a solid foundation for growth which has included a great deal of investment both on the capital side and the operating expense side.

We are seeing progress on many fronts, conversion, traffic, merchandise margins have all responded favorably. We believe we can build on our momentum as we add stores, and find ways to drive in-store productivity and improve the multi-channel experience.

Our loyal customer base, distinctive merchandise, value proposition, and in-store experience defined Kirkland’s position in the marketplace. Our solidified foundation supports our plan for profitable growth. We look forward to discussing our progress with you in the coming quarters, and we look forward to seeing you in our stores and online over the holidays.

Thank you and we are now ready to take a few questions.
Operator:
Certainly. Ladies and gentlemen, if you wish to register for a question please press the 1 followed by the 4 on your telephone. You will hear a three tone prompt to acknowledge your request. If your question has been answered and you want to withdraw your registration please press the 1 followed by the 3. If you are using a speakerphone please lift your handset before entering your request. Once again press the 1 followed by the 4 to register for a question.

And the first question is from the line of Neely Tamminga with Piper Jaffray. Please go ahead.
Neely Tamminga:	Great, thank you, and congratulations for the phenomenal execution on this quarter you guys. Well done.
Robert Alderson:	Thank you.
Neely Tamminga:
So question for you on merchandise margin. Could you help us a little bit more on the contextualizion of the increases you are seeing on merchandise margin as it relates to
IMU versus the shrink versus — I just want to make sure that we are really understanding kind of what’s the underlying trend there for Q3 and kind of what you are expecting for Q4. So contextualizing that would be helpful.

And then secondly for me on the gas prices, you know, I see gas prices have come down and there’s been a lot of conversation around what that might mean for the consumer. I am more interested in what that actually means from the transportation component of your cost as you think about next year? You know, can we remove some fuel surcharges etcetera with transportation agreement? So help us think to that. Thank you.

Mike Madden:
Okay Neely, on the first question as it relates to margin for Q3, we have seen a slight increase in our IMUs throughout the year, so that is a positive. But we have also seen a lower markdown rate and more control on our promotional activity. And those are the keys to what you saw in Q3.

There was really no noise related to the shrink in Q3. The point we were making about the shrink in Q4 is we are up against a credit in the prior year, that based on our projections might weight about 20 basis points on our margin comparison in Q4.

As it relates to Q4 proper, I think our guidance is that we would expect a slight increase in merch margin in Q4 even with that shrink impact. But it would be a little bit less than Q3 given just the comparisons we are up against and what we are trying to
I guess predict a little bit as it relates to the port situation and how that might flow through the business. So that’s really the margin piece.

As it relates to fuel prices, we — that adjusts at least the way it works with us.
That component of our transportation expense adjusts up and down based on the underlying price of diesel in our case. And so we would avail ourselves of that lower prices as we continue to, you know, ship product. So that’s how that works for us.

On the inbound side, it’s a little bit more static and if a longer term trend of lower fuel or bunker fuel in that case, prices would stay down, we would benefit on that. But that’s you are looking into next year and hopefully that holds.

Neely Tamminga:
That’s helpful Mike. And just one real fine point clarification, the increase that you guys are expecting in merchandise margin, the slight increase for Q4 being less than what you saw in Q3 but yet your gross margin, while I understand that you are guiding to, you know, a slight increase in gross margin, to leverage an occupancy in theory should be greater, right, for Q4, given those sheer volume of sales that you flow through on Q4. Is that a fair way to kind of think about the potential for opportunity?

Adam Holland:	Neely, this Adam. Yes, that’s right. There are other components lever much more heavily in Q4 as compared to Q3. Those line items you pointed out.
Neely Tamminga:	Okay, just want to make sure we’re understanding that. Thank you and best wishes this holiday season to you all. Thank you.
Adam Holland:	Thanks Neely.
Operator:	You next question is from the line of Mark Montagna with Avondale Partners. Please go ahead, sir.
Mark Montagna:
Hi, thank you. Just a question about e-commerce and you had spoken about pegging into supplier direct fulfillment and in-store fulfillment. Wondering what percentage of the product or what percentage of the overall fulfillment do you think will be done by in-store or supplier direct and then say the fulfillment center?

Adam Holland:	You know, it’s hard to predict exactly where that’s going to shakeout out, Mark. We are going after those two things initially next year with our order management system now in place.

As it relates to in-store fulfillment about 40% of our revenue is ship to store today.
So what we are thinking there is that a piece of that would be able to be fulfilled from the store’s inventory rather than us going through the mechanics of shipping it out of our DC which is going to alleviate some pressure on our operation there and provide, I think, a better experience for the customer as they can avail themselves of the product sooner. So that’s an important initiative and it has a chance to eat into a good chunk of that 40% we’re talking about in terms of ship to store.

On the supplier direct side, that is where we are looking really to enhance the assortment, provide more choice of existing SKUs and different styles, introduce new products.

So we will stage that in maybe a little slower but it’s going to be important part of expanding the SKU count online without having to again, pressure the fulfillment side too much and again it’s win-win, it give the customer more choice and it gives us a way to drive business without increasing the cost on the operation.

Mark Montagna:
Okay. And then when you look out to next year do you see that more as a — when it comes to margin — operating margin expansion, do you see it more as a merchandise margin opportunity or more of a expense leverage opportunity or equal?

Mike Madden:
I would put it more on the expense leverage opportunity Mark. We have been in a period of, as I mentioned in the remarks, a period of investment, and so our expense structure has changed a bit over the last four years. And we are now gearing up to grow in a way that that will really show a lot of that leverage via real estate, e-commerce and just comp growth.

So I would put more of the weight on the leverage but I would still make the point that we feel like that merch margin is not even though we are approaching our more recent peak we don’t feel like that previous peak is a cap any more because of the investments we have made in technology and, you know, all the things we have done here in the business to try to bolster that side of the business for growth.

So we feel like that’s still an opportunity but I would not rank it equal quite as you look ahead to next year with the leverage opportunity exists there.
Mark Montagna:
Okay, and then just last question just dealing with the Christmas merchandise. You guys have an incredible assortment in display of it in the store. And I am wondering did you bring it in better — did you bring in more this year, did you bring it in earlier, are you betting more on this inventory than last year. Just wanted to understand how you are positioning it.

Adam Holland:	Yeah, I think the — we definitely bought it up this year, not as much as I mentioned on the fall side; we bought that up more heavily. But we did buy additional seasonal product this year.

We brought it in maybe a little earlier, but it was about like last year. And we are excited about the assortment. We think that a lot of the big weeks are ahead of us here yet but they’ll get about where we are.

Mark Montagna:	Okay, excellent, thank you.
Operator:	Next question is from the line of David Magee with SunTrust. Please go ahead.
David Magee:	Yeah, hi everybody. And congratulations on a good quarter.
Robert Alderson:	Thank you David.
Adam Holland:	Thank you David.
David Magee:
I wanted to ask a couple of things. One is it seems like one of the themes come out third quarter earnings for retailers is, you know, some topline upside but also commentary about promotional environment being worse year to year.

And it looks like that you guys are almost unique and not feeling that same sort of pressure right now. Is that because of you have the proprietary nature of your products or is there something else at play here that sort of providing that mode?

Mike Madden:
I think that proprietary nature does provide us some insulation. I don’t think we are insulated from promotional environment in the fourth quarter because that reaches everybody. And we mentioned it in our comments I think it will be a highly promotional season. Will it be any different than last year for us, you know, not sure but going in, we don’t see a big difference and we prepared our promotional calendar accordingly.

David Magee:
Okay. Secondly the e-commerce growing faster and being 6% of sales overall, have you detected any sort of cannibalization, you know, obviously we can’t see the numbers here because your comps are strong but is there any concern as you get closer to say 10%
that maybe that’s to become a rub some cannibalization from e-commerce.

Mike Madden:
I think to say that there is no cannibalization is incorrect. We certainly knew that going in when we launched the site four years ago so it’s just providing our customers another way to engage with us. And based on that, we’ve taken kind of slower approach maybe to building that business up. We are up to 6%. We are not trying to get the 10%
next quarter; we’re trying to get the 10% in a way that keeps the site profitable and complements what we are doing in the store and proceed that way.

So I think that helps offset some of the cannibalization fear and that they will continue to take that approach. There’s two things I mentioned next year are big for us as we start to get more multi-channel and I think that we will address the cannibalization through the way we are trying to build that business.

David Magee:
Okay, thanks Mike. And then lastly as you think about closing the gap on the EBIT margin hopefully next several years and then being sort of a function of sales productivity and express leverage. As you look at your sales productivity, do you see it mostly being a traffic opportunity to the stores or do you still have opportunity for conversions in basket size given your history over time?

Mike Madden:
I think it’s all three. Certainly the traffic is a big component given our trying to develop our brand in a bigger way and reach newer customers and our loyalty program driving repeat visits is big part of that too. So traffic’s big but it’s not the only opportunity for us.

As an off-mall retailer, we think our conversion rates have improved but aren’t by any means where they need to be. And so we feel there’s opportunity there. And then on the ticket side, you know, as our merchants work on the assortment and the composition of it, I think over time, that’s going to be a focus there. So I think it’s all three and don’t view any of those as kind of maximized that we can’t really address in any way.

David Magee:	Great. Thank you and best of luck here.
Robert Alderson:	Thanks David.
Operator:	Next question is from the line of Joan Storms with Wedbush Securities. Please go ahead.
Joan Storms:
Hi, good morning. Great quarter, congratulations. I had to step off for one second. So
I was wondering if you just briefly, and I’ll read the transcript afterwards but on the port situation, Robert has mentioned that the beginning, I missed that detail?

Robert Alderson:	What about it specifically?
Joan Storms:	I was wondering are you — is there going to be any impact in the fourth quarter?
Mike Madden:
Well I mentioned in my comments as well that yes. I mean everybody’s dealing with this.
We have our seasonal products and key promotional product for the big weekends coming up in-house and prepared. We are getting good container flow but we’re just having to manage the situation. And as you get out beyond Christmas and into January is where it’s a little less transparent. But at this stage it’s something that we feel like we can manage.

Joan Storms:
I that, I mean when I look at your guidance for the fourth quarter — came sort of conservative to me. I think I am okay with the comps that are unknown. But is that why the earnings guidance is really unchanged even though you have a nice beat for the third quarter. Just trying.

((Crosstalk))
Mike Madden:
There’s some potential for some inbound freight pressure. There’s been a lot of talk about surcharges going into effect. Hasn’t happened yet. But It’s something there is watching and could have an impact on kind of late Q4 and going into Q1. But again we are right now we are just monitoring and we’ll react as we need to.

Robert Alderson:
Right now Joan, it’s a slowdown, and as Mike said containers are flowing, if it becomes a work stoppage more like 2002, then we have a different situation. And as Mike mentioned we don’t think we have significant risk until we are post Christmas, with our pretty intense promotional period which is the post Christmas event and big sale which dominates the first two to three weeks of January before we go into full blown clearance as we clear that quarter.

So right now we think we are managing reasonably well. We took some steps to try to be in a better inventory position in case the slowdown actually occurred as we suspected that it would and now it’s a matter of seeing how it plays out.

And as he said, all we can do is monitor it closely which we are doing. We are getting two or three reports a day on what’s happening and then we react. And I think that is trying to getting front of it and that’s what we try to do so far, and then we will see what happens.

Joan Storms:	You get all the daily news out here in LA too and you can see the ships.
((Crosstalk))
Robert Alderson:	Yeah.
Joan Storms:
I was wondering if you could comment at all on your e-commerce business. You seem to be managing really well. You got a steady growth tree, you are adding SKUs at a steady pace. And you look at it like a Pier 1 which the growth is like skyrocketing out of control and it’s costing them to have to like, you know, once you are in it, you are in
it. And it’s costing them a lot more. Can you comment about what you guys have to be doing differently to manage your business better than the Pier 1?

Mike Madden:
Well I mean I can assure you it’s a lot of work and it’s a big change for our business too. So it — there’s a lot that goes into it and there’s a lot of change in the organization as a result of it that we are having to manage.

But I think the way — the approach we have taken is that kind of big change in the business and we are trying to manage it and have as measured of an approach to it as we can have. This reaches out to stores ultimately if we do it well and that requires a lot of process change and a lot of adjustment to how we work and those kind of things take time to perfect and we are trying to do it that way, I mean, perfect it overtime and get really good at this.

But in my view — in our view, to do it all at once was not an option for us and we are trying to take it one step at a time. Robert?
Robert Alderson:
Joan, I think about it this way because it think, you know, you have to have a — an underlying sense of what you want to accomplice. And with e-commerce our sense of what we wanted to accomplish was we wanted to sell as much as the customer wanted to buy from us as their habits change with technology advances. And we wanted to be prepared to be able to do that and do that confidently and efficiently.

But our effort is always to look at this about how do we improve in-store business with the online opportunity. And we also have a significant organic growth opportunity in stores so we don’t really feel compelled that we have to drive all of our go forward growth off of this other channel.

So I think it gives us an opportunity to be patient and to be thoughtful and conservative and to make sure that as we move forward, we do so in a way that satisfies and doesn’t disappoint customers.

And it also allows us to be very careful about how we build our own line merchandise base. And so I think as we improve practices and capabilities, you know, we hope to strengthen our stores. So I mean that’s the philosophy that we take and how we approach every decision in this business.

Joan Storms:	Rob, that’s very helpful. Thank you and have a great holiday season.
Robert Alderson:	Thank you.
Operator:
Ladies and gentlemen, as a final reminder, to register for a question press the 1 followed by the 4 on your telephone. The next question is from the line of Anthony
Lebiedzinski with Sidoti. Please go ahead.

Anthony Lebiedzinski:Yes, good morning. Just a couple of questions first on the store growth I think you mentioned that you expect a
10% square footage growth. Is that for the next year or two or would you say that’s for the next five years and how should we think about the long-term view of growing the store business?
Mike Madden:
I think that’s kind of the rate we would say over a longer term at this juncture,
Anthony and certainly next year. This year we didn’t quite hit that at seven but we talked about that in the last call. And we are better prepared going into next year and beyond to hit that kind of rate. And we are going to be doing a lot of work on this over the next several months to really pinpoint and target what that looks like over a longer time horizon. But I think that’s the way to look at it. I think you are on it.

Anthony Lebiedzinski:Okay, good. And also when you look at the next year’s openings are they mostly in existing markets or new markets. How do you characterize the new store openings that you plan for next year?
Robert Alderson:
Next year we will be — it’s going to be a mix. I mean this year even we had — if we look at 34 that will open, 14 of those were some form of a (relo) either a market that we exited and re-entered or true close and open.

The rest of them were in-fills or new and majority of that was in-fills of that left over. And when I say infill I mean, you know, adding a store to a market that’s unsaturated; that we are already in but we don’t have the density.

And so I think next year it will probably be similar where you have a — but fewer
(relos) but more in-fills than just brand new markets. But we’ve just got — we’ve got a lot of markets where we aren’t as saturated and we have got some work to do. But there will be a mix of infill and new-properly more toward the infill site.

Anthony Lebiedzinski:Okay. Thank you for that color. And also, Robert, at the beginning you mentioned that you are looking to still fill in some leadership roles. Can you just give us a little bit more details about that and expect the timing of that?
Robert Alderson:
Well, you know, timing is as it happens. I mean, it’s something we are working. You know, we have recently added a Vice President of Logistics. We’ve had that position before but it was a replacement. We made an add in our IT group on the development side for e-commerce at a high level.

We just — I think we mentioned that in Mike’s remarks that we added a Vice President of Real Estate; a position that we had not had in the business for a while. And we also just this week, welcomed a new Vice President of Human Resources.

And we’ll continue to look at our opportunities in marketing and e-commerce and there may be others but I think we are trying to get back to a level of staffing where we are able to support the growth and operational activities that we have and support those opportunities. So we are working on it and we will let you know as we continue to fill those spots.

Anthony Lebiedzinski:Okay, this sounds good. And lastly, you know, looking at the K Club, you mentioned that I think over 2/3 of your transactions are coming through that. So just wondering if there’s a way for you to say how many of those members are brand new customers to Kirland’s. Just wanted to get a better idea as to whether your branding strategies actually resulting in more new customers come a long way that you can give us some data about it?
Adam Holland:
Probably, I am not ready to really go into that, but I will — because it’s hard to know whose new in the first year of program where we’ve signed about 3 million plus.
Right now so as we start to kind of compare what we’re doing through the loyalty program with our reach on the FSIs and the external marketing there’s a way we can start to match that up.

But we are still trying to build back customer database if you will so that we can, you know, really see what touch points are bringing into our store. But I don’t know that I can say how much of the loyalty build-up has been new versus existing because this is our first foray really into tracking this.

Anthony Lebiedzinski:All right.
Robert Alderson:
I think the interesting thing is going to be not so much new and old or maybe but I would suggest we get some experience with the data over the next year or two to begin to understand if we in fact expand our age and demographic groups and begin to look at a little bit broader customer base and maybe a slightly different customer base than we enjoy today.

And assuming that continues with progress in the business then we’ll know we are headed in the right direction with it and also they were doing the right kinds of things to satisfy those members who sign up for a loyalty program, we are doing what they want.

Anthony Lebiedzinski:Okay, sounds great. And best of luck during the holiday season.
Robert Alderson:	Thank you.
Operator:	The next question is from the line of Bruce Geller with DGHM. Please go ahead.
Bruce Geller:	Hey, good morning guys.
((Crosstalk))
Bruce Geller:
I’ve head from some other strip center based retailers who are growth oriented that there is a real lack of quality shopping center availability at the moment. And I am curious as you, you know, push towards an acceleration to 10% square footage growth, you know, what your thoughts are on that and if there is any risk that you may be, you know, sacrificing the best locations in order to try to achieve that goal?

Adam Holland:	Well, first of all if that’s the case, we are only doing the deal that make our model or fit our profile that we feel really good about it. It that were the case we wouldn’t push for that target.

But we feel that there is enough opportunity for us to do that kind of growth rate in the near term. We’ve been in the market for the last couple of years doing that level of deal — those, that level of deals. So at the moment I think there’s enough for us to hit that. We would like to see I guess a pick-up in development that’s been slow to build. But right now we are seeing enough choice to feel like we can do a 10% growth rate.

Robert Alderson:
I’d also to say that we really haven’t looked closely at doing more development deals.
I mean, that’s something that we can do that we can add to our mix of opportunities that there are at the right moment we are certainly well positioned financially to be able to do that should we wish. So we will see. I think that’s a developing or a changing dynamic if you will. And I think it also has a lot to do with your relationship with the landlord community and your use and productivity. So we will see how it plays out,

Bruce Geller:
Okay. Switching topics it look like by year end you will be pushing north of $90 million on your cash balance which is over 25% of your market cap. You know, really significant number which you have carried for a few years now. And while you’re stepping up the growth rate, you know, it looks like you are, you know, pretty much able to fund that internally.

So I am curious what their priorities are or the, you know, kind of sense of urgency to make a balance sheet more efficient, get some of that cash back to shareholders whether it’s through a dividend or more aggressive share repurchase or what the thought process is on maintaining such a significant cash balance. I recognize it’s a high class problem, but it is somewhat inefficient.

Mike Madden:
We have a, you know, you’ve mentioned the priorities I think the growth is a priority for us right now with the weather stores or e-commerce initiatives. Those are — but we are able to internally fund a lot of that to your point. We do have a buy back in place, so we do have that mechanism at work for us. And as we go through — if we do finish the year and have that kind of, you know, balance that the DOF will consider other ways to put that to work and understand the question.

Bruce Geller:
Okay. And I guess if I could just ask one more. You know, it looks like the fourth quarter last year was a tough quarter for you guys and so it’s nice to hear that you are off to a really good start this year. And, you know, I would think typically anything above a 2% comp would start to result in pretty strong incremental margins.
But it doesn’t seem like your guidance, you know, on a 5% to 6% comp is really estimating that there is, you know, going to be pretty good incremental leverage above that 2% level.

Just curious, you know, I know you’ve talked about some issues but again comparing versus a relatively tough quarter last year, I am a little surprised that there’s not more operating leverage potential in the fourth quarter.

Adam Holland:
Yeah, this is Adam. I think part of that answer is the one time charges for the prior year which we called in the script which is causing some downward pressure on the year-over-year comparison. So that’s one piece of it. And the other I think is just we have been as we mentioned in the prepared remarks we have been investing heavily in things like marketing, e-commerce, corporate payroll to support all those initiates, new technology.

And we have build up our organization as a result of it and we will as we move out of this year and into next year and beyond, we’ll start the cycle against a reduction in that build-up and right now you still seeing the after-effect or the impact of that build-up in the numbers as we prepare to grow. And once we start growing the leverage should be a lot stronger than it is right now.

Bruce Geller:	I see. Okay, fair enough. Well thanks a lot and good luck in the holiday season.
Robert Alderson:	Thank you. We appreciate your being with us today and we look forward to talking to you later about what really happened in the fourth quarter. Thanks.
Operator:	So there appear to be no further questions. Mr. Alderson, I will turn the call back over to you for any closing remarks.
Robert Alderson:	We are done, thanks.
Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation. And ask that you please disconnect your lines.

END